Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Derycz Scientific Inc.

We consent to the inclusion in the foregoing Amendment No. 2 to the Registration Statement on Form S-1/A (file no. 333-148392) of our report dated October 10, 2007, relating to the financial statements of Pools Press, Inc. as of December 31, 2006 and 2005 and for the years then ended.

Weinberg & Company, P.A.

March 20, 2008
Los Angeles, California